Exhibit 4.87

EXECUTION COPY

MASTER EXCHANGE AGREEMENT

MASTER EXCHANGE AGREEMENT (this “Agreement”), dated as of September 17, 2025, by and among Hub Cyber Security Ltd., a corporation organized under the laws of the State of Israel (the “Company”) and Seven Knots LLC (the “Investor”).

WHEREAS:

A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B. The Company has authorized a new series of senior convertible notes of the Company, substantially in the form attached hereto as Exhibit A (the “New Notes”, and the Ordinary Shares (as defined below) issuable upon conversion thereof, the “New Conversion Shares”), to be issued to the Investor pursuant to this Agreement.

C. Reference is hereby made to (i) that certain Securities Purchase Agreement, dated as of March 12, 2024, as amended on April 3, 2024, June 26, 2024, November 5, 2024, February 17, 2025 and August 16, 2025 (as amended, modified or waived prior to the date hereof, the “Gottdiener Securities Purchase Agreement”), by and between the Company, and Tamas Gottdiener (“Gottdiener”), pursuant to which Gottdiener has loaned the Company an aggregate of $11,000,000 (the “Original Loan”) in exchange for convertible notes of the Company dated March 12, 2024, April 3, 2024, June 26, 2024 and November 5, 2024 (collectively, the “Original Gottdiener Notes”), (ii) that certain Fifth Amendment to Gottdiener Securities Purchase Agreement, dated as of August 16, 2025 between Seven Knots LLC and Gottdiener, pursuant to which Seven Knots LLC agreed to purchase the Gottdiener Notes and Gottdiener agreed to extend the maturity date of the Gottdiener Notes to as February 16, 2026, and (iii) that certain amended and restated senior convertible note, issued by the Company to A.G.P./Alliance Global Partners (“AGP”) on November 22, 2024 (the “AGP Note”).

D. In accordance with the terms of the Gottdiener Securities Purchase Agreement, (i) on April 30, 2025, the Company issued additional convertible notes of the Company to Gottdiener with respect to lost principal and interest with respect to certain Original Gottdiener Notes that had been previously converted in whole or in part and (ii) on August 20, 2025, the Company issued an additional convertible note of the Company to the Investor in the principal amount equal to the principal amount of an Original Gottdiener Note that was converted prior to such date (collectively, the “Additional Gottdiener Notes”, and together with the Original Gottdiener Notes, the “Gottdiener Notes”).

E. Pursuant to that certain securities purchase agreement, by and between the AGP and the Investor, the Investor agreed to purchase the AGP Note (the “AGP Purchase Agreement”), subject to the satisfaction of certain conditions therein, including the execution and delivery by the Company of this Agreement.

F. The Company desires that the Investor acquire, or agree to acquire in installments, as applicable (collectively, the “Acquisitions”) such portion of the Gottdiener Notes and the AGP Note, as applicable, as set forth on Schedule I attached hereto (collectively, the “Existing Notes”, and all, or any part, of such Existing Notes so acquired by the Investor, prior to or after the date hereof, each, an “Acquired Note”, and the aggregate amount outstanding under any such Acquired Note at the time of consummation of any such applicable Acquisition (or the date hereof with respect to any Acquired Note held by the Investor as of the date hereof, if any), each, an “Acquired Note Amount”).

G. As a condition to each Acquisition, the Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, the Company and the Investor shall exchange, from time to time, all Acquired Notes held by the Investor as of the date hereof, if any (as specified on the signature page of the Investor attached hereto), and, immediately following each Acquisition of any Existing Note, the related Acquired Note Amount of such Acquired Note with respect thereto, as applicable, for such aggregate principal amount of New Notes calculated at the exchange rate specified in Schedule I attached hereto in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act (each, an “Exchange”, and collectively, the “Exchanges”).

H. The New Notes and the New Conversion Shares are referred to herein as the “New Securities”.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:

1. EXCHANGES OF ACQUIRED NOTES.

(a) Exchange. At any time during the period commencing on the date hereof and ending on the date no Existing Notes remain outstanding (the “Exchange Period”), on the date hereof with respect to any Acquired Notes held by the Investor as of the date hereof (as specified on the signature page of the Investor attached hereto) and immediately following each Acquisition of an Existing Note by the Investor, in whole or in part, after the date hereof, as applicable, such Acquired Note Amount of Acquired Notes with respect thereto shall be automatically exchanged by the Company into such aggregate principal amount of New Notes calculated at the exchange rate specified in Schedule I attached hereto in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The New Notes shall be held in book-entry form on the books and records of the Company unless the Investor requests in writing (which may be by an e-mail transmission) a certificated New Note, which shall be delivered to the Investor within three (3) days of such request. Notwithstanding the foregoing, as of the date hereof with respect to any Acquired Notes held by the Investor as of the date hereof (or as of the date of the applicable Acquisition with respect to any other Acquired Notes), the Investor shall be deemed for all corporate purposes to have become the holder of record of such New Notes and shall be entitled to exercise all of its rights with respect to such New Notes and, irrespective of the date the Company delivers such certificate evidencing such New Notes.

(b) Notification. The Investor hereby agrees to notify the Company in writing (which may be an e-mail) of such Investor’s intent to consummate, and consummation of, any Acquisition (including, without limitation, the Acquired Note Amounts with respect to any Acquired Notes related thereto).

(c) Recording of Initial New Notes. On the date hereof, all New Notes shall be issued on the books and records of the Company to the Investor with respect to any Acquired Notes held by the Investor on the date hereof as specified on the signature page of the Investor attached hereto

2. REPRESENTATIONS AND WARRANTIES

(a) Company’s Representations. The Company hereby represents and warrants and covenants to the Investor, as of the date hereof and each other date in which the Company issues New Notes to the Investor, as follows:

(i) Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction in which they are formed and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Exchange Documents (as defined below) or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Exchange Documents. Other than the Persons (as defined below) set forth on Schedule 2. (a) , the Company has no Subsidiaries. “Subsidiaries” means any Person in which the Company, directly or indirectly, (I) owns any of the outstanding share capital or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.” For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity (as defined below) or any department or agency thereof.

(ii) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Exchange Documents and to issue the New Notes in exchange for the Acquired Notes in accordance with the terms hereof. The execution and delivery of this Agreement and the other Exchange Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the New Notes and the reservation for issuance and issuance of the New Conversion Shares issuable upon conversion of the New Notes) have been duly authorized by the Company’s board of directors or other governing body, as applicable, and no further filing, consent or authorization is required by the Company, its Subsidiaries, their respective boards of directors or their shareholder or other governing body. This Agreement has been, and New Notes to be issued by the time in one or more Exchanges hereunder will be, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Exchange Documents” means, collectively, this Agreement, the New Notes, the Irrevocable Transfer Agent Instructions (as defined below) and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

(iii) Issuance of Securities. The issuance of the New Notes are duly authorized and, upon issuance in accordance with the terms of this Agreement, the New Notes shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issue thereof. Assuming the accuracy of the representations and warranties of the Investor contained herein, the offer and issuance by the Company of the New Notes in each Exchange is exempt from registration under the Securities Act pursuant to the exemption provided by Rule 3(a)(9) thereof.

(iv) No Conflicts. The execution, delivery and performance of the Exchange Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the Exchanges, the issuance of the New Notes, the New Conversion Shares and the reservation for issuance of the New Conversion Shares) will not (i) result in a violation of the Articles of Association of the Company (including, without limitation, any certificate of designation contained therein), Memorandum of Association of the Company, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any share capital or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market (the “Principal Market”) and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(v) Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Exchange Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the date hereof, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Exchange Documents. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Ordinary Shares in the foreseeable future. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing. “Ordinary Shares” means (x) the Company’s Ordinary Shares, no par value, and (y) any share capital into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(vi) Acknowledgment Regarding Investor’s Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Exchange Documents and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to its knowledge, a “beneficial owner” of more than 10% of the outstanding Ordinary Shares (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Exchange Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Exchange Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the New Securities. The Company further represents to the Investor that the Company’s and each Subsidiary’s decision to enter into the Exchange Documents to which it is a party has been based solely on the independent evaluation by the Company, each Subsidiary and their respective representatives.

(vii) No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the Exchanges. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Investor or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the New Securities.

(viii) No Integrated Offering. None of the Company, its Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the New Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the New Securities to require approval of shareholder of the Company for purposes of the Securities Act or under any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation. None of the Company, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the New Securities under the Securities Act or cause the offering of any of the New Securities to be integrated with other offerings of securities of the Company.

(ix) Dilutive Effect. The Company understands and acknowledges that the number of New Conversion Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the New Conversion Shares pursuant to the terms of the New Notes in accordance with this Agreement and the New Notes is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholder of the Company.

(x) SEC Documents; Financial Statements. Except as disclosed on Schedule 2(a)(x), during the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to the Investor or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Company in its financial statements or otherwise. No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents (including, without limitation, information referred to in Section Error! Reference source not found. of this Agreement or in the disclosure schedules to this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with IFRS and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(xi) Acknowledgement Regarding Investor’s Trading Activity. It is understood and acknowledged by the Company, except as set forth in Section 7(e) below, that (i) following the public disclosure of the transactions contemplated by the Exchange Documents, in accordance with the terms thereof, the Investor has not been asked by the Company or any of its Subsidiaries to agree, nor has the Investor agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any of the New Securities for any specified term; (ii) the Investor, and counterparties in “derivative” transactions to which any the Investor is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares which was established prior to the Investor’s knowledge of the transactions contemplated by the Exchange Documents; (iii) the Investor shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction; and (iv) the Investor may rely on the Company’s obligation to timely deliver shares of Ordinary Shares upon conversion, exercise, or exchange, as applicable, of the New Securities as and when required pursuant to the Exchange Documents for purposes of effecting trading in the Ordinary Shares of the Company. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by the Exchange Documents pursuant to the 6-K Filing (as defined below), except as set forth in Section 7(e) below, the Investor may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Ordinary Shares) at various times during the period that the New Securities are outstanding, including, without limitation, during the periods that the value and/or number of the New Conversion Shares deliverable with respect to the New Securities are being determined and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Ordinary Shares), if any, can reduce the value of the existing shareholder’s equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the New Notes, or any other Exchange Document or any of the documents executed in connection herewith or therewith.

(xii) No Consideration. No consideration was paid, directly or indirectly, by the Investor to the Company in connection with any Exchange contemplated hereby.

(xiii) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agent or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Exchange Documents. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Investor regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of the Company or any of its Subsidiaries to the Investor pursuant to or in connection with this Agreement and the other Exchange Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. The Company acknowledges and agrees that no Investor makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2(b).

(b) Investor’s Representations and Warranties. As a material inducement to the Company to enter into this Agreement and consummate the Exchanges, the Investor represents and warrants with and to the Company as of the date hereof and each other date in which the Company issues New Notes to the Investor, as follows:

(i) Reliance on Exemptions. The Investor understands that the New Notes are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein and in the Exchange Documents in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the New Notes.

(ii) No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the New Notes or the fairness or suitability of the investment in the New Notes nor have such authorities passed upon or endorsed the merits of the offering of the New Notes.

(iii) Validity; Enforcement. This Agreement and the Exchange Documents to which the Investor is a party have been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv) No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the Exchange Documents to which the Investor is a party, and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(v) Investment Risk; Sophistication. The Investor is acquiring the New Notes hereunder in the ordinary course of its business. The Investor has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluation of the merits and risks of the prospective investment in the New Notes, and has so evaluated the merits and risk of such investment. The Investor is an “accredited Investor” as defined in Regulation D under the Securities Act.

(vi) Non-Affiliate Status. Investor is not currently, and has not for the three (3) months prior to the date hereof or prior to the date of any Acquisition, been an “an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or to its knowledge, a “beneficial owner” of more than 10% of the outstanding Ordinary Shares (as defined for purposes of Rule 13d-3 of the 1934 Act.

(vii) Ownership of Acquired Notes. Immediately following each Acquisition, the Investor shall own the applicable Acquired Note free and clear of any Liens (other than the obligations pursuant to this Agreement and applicable securities laws).

3. DISCLOSURE

(a) The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Report of Foreign Issuer on Form 6-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the forms of the New Notes and this Agreement as an exhibit to such filing (including all attachments, the “6-K Filing”). From and after the filing of the 6-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 6-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Exchange Documents or as otherwise disclosed in the 6-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Investor or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby, without the written prior approval of the other party; provided, however, the Company shall be entitled, without the prior approval of the Investor, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 6-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Investor in any filing, announcement, release or otherwise.

(b) Neither the Company, its subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Investor, to issue any press release or make other public disclosure with respect to such transactions (i) in substantial conformity with the 6-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(c) Without the prior written consent of the Investor, the Company shall not (and shall cause each of its subsidiaries and affiliates to not) disclose the name of the Investor in any filing (other than the 6-K Filing), announcement, release or otherwise.

4. REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of New Securities), a register for the New Notes in which the Company shall record the name and address of the Person in whose name the New Notes have been issued (including the name and address of each transferee), the aggregate principal amount of the New Notes held by such Person and the number of New Conversion Shares issuable pursuant to the terms of the New Notes held by such Person,. The Company shall keep the register open and available at all times during business hours for inspection of the Investor or its legal representatives.

(b) Transfer Agent Instructions. The Company shall notify the Transfer Agent of the Company that the Investor is the owner of the New Notes and that upon receipt of notice from such Investor that (i) it has consummated any one or more Acquisitions (including, without limitation, the Acquired Note Amounts with respect to any Acquired Notes related thereto), and (ii) intends to convert such Acquired Note Amount(s) into New Conversion Shares (the “Conversion Notice”), and shall direct the Transfer Agent to honor such Conversion Notice and immediately issue such New Conversion Shares to such Investor. In such connection, the Company shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent (as applicable, the “Transfer Agent”) in the form attached hereto as Exhibit B (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of the Investor or its respective nominee(s), for the New Conversion Shares in such amounts as specified from time to time by the Investor to the Company upon conversion of the New Notes. The Company represents that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4(b) will be given by the Company to its transfer agent with respect to the New Securities, and that the New Securities shall otherwise be freely transferable on the books and records of the Company. If the Investor effects a sale, assignment or transfer of the New Securities, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Investor to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves New Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or in compliance with Rule 144, the transfer agent shall issue such shares to the Investor, assignee or transferee (as the case may be) without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4(b), that the Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company shall cause its counsel to issue the legal opinion referred to in the Irrevocable Transfer Agent Instructions to the Company’s transfer agent as requested by the Transfer Agent or the Investor. Any fees (with respect to the transfer agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the New Securities shall be borne by the Company.

(c) Legends. The Investor understands that the New Securities have been issued (or will be issued in the case of the New Conversion Shares) pursuant to an exemption from registration or qualification under the 1933 Act and applicable state New Securities laws, and except as set forth below, the New Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such share certificates):

[NEITHER THE ISSUANCE AND SALE OF THE NEW SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE NEW SECURITIES INTO WHICH THESE NEW SECURITIES ARE CONVERTIBLE HAVE BEEN][THE NEW SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE NEW SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE NEW SECURITIES LAWS. THE NEW SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NEW SECURITIES UNDER THE NEW SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NEW SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NEW SECURITIES.

(d) Removal of Legends. Certificates, if issued, evidencing New Securities shall not be required to contain the legend set forth in Section 4(c) above or any other legend (i) while a registration statement (including a Registration Statement) covering the resale of such New Securities is effective under the 1933 Act, (ii) following any sale of such New Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such New Securities are eligible to be sold, assigned or transferred under Rule 144 (provided that the Investor provides the Company with reasonable assurances that such New Securities are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Investor’s counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Investor provides the Company with an opinion of counsel to the Investor, in a generally acceptable form, to the effect that such sale, assignment or transfer of the New Securities may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than one (1) Trading Day (as defined in the New Notes)(or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date the Investor delivers such legended certificate representing such New Securities to the Company) following the delivery by the Investor to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such New Securities (endorsed or with share powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Investor as may be required above in this Section 4(d), as directed by the Investor, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated New Securities Transfer Program (“FAST”) and such New Securities are New Conversion Shares, credit the aggregate number of Ordinary Shares to which the Investor shall be entitled to the Investor’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Company’s transfer agent is not participating in FAST, issue and deliver (via reputable overnight courier) to the Investor, a certificate representing such New Securities that is free from all restrictive and other legends, registered in the name of the Investor or its designee (the date by which such credit is so required to be made to the balance account of the Investor’s or the Investor’s designee with DTC or such certificate is required to be delivered to the Investor pursuant to the foregoing is referred to herein as the “Required Delivery Date”, and the date such Ordinary Shares are actually delivered without restrictive legend to the Investor or the Investor’s designee with DTC, as applicable, the “Share Delivery Date”). The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of New Securities or the removal of any legends with respect to any New Securities in accordance herewith.

(e) Failure to Timely Deliver; Buy-In. If the Company fails, for any reason or for no reason, to issue and deliver (or cause to be delivered) to the Investor (or its designee) by the Required Delivery Date, if the Transfer Agent is not participating in FAST, a certificate for the number of New Conversion Shares to which the Investor is entitled and register such New Conversion Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Investor or the Investor’s designee with DTC for such number of New Conversion Shares submitted for legend removal by the Investor pursuant to Section 4(d) above (a “Delivery Failure”), then, in addition to all other remedies available to the Investor, the Company shall pay in cash to the Investor on each day after the Share Delivery Date and during such Delivery Failure an amount equal to 1% of the product of (A) the sum of the number of Ordinary Shares not issued to the Investor on or prior to the Required Delivery Date and to which the Investor is entitled, and (B) any trading price of the Ordinary Shares selected by the Investor in writing as in effect at any time during the period beginning on the date of the delivery by the Investor to the Company of the applicable New Conversion Shares and ending on the applicable Share Delivery Date. In addition to the foregoing, if on or prior to the Required Delivery Date if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver a certificate to the Investor and register such Ordinary Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, credit the balance account of the Investor or the Investor’s designee with DTC for the number of Ordinary Shares to which the Investor submitted for legend removal by the Investor pursuant to Section 4(d) above (ii) below, and if on or after such Trading Day the Investor purchases (in an open market transaction or otherwise) of Ordinary Shares to deliver in satisfaction of a sale by the Investor of such Ordinary Shares submitted for legend removal by the Investor pursuant to Section 4(d) above that the Investor is entitled to receive from the Company (a “Buy-In”), then the Company shall, within one (1) Trading Day after the Investor’s request and in the Investor’s discretion, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, share loan costs and other out-of-pocket expenses, if any, for the Ordinary Shares so purchased) (the “Buy-In Price”), at which point the Company’s obligation to so deliver such certificate or credit the Investor’s balance account shall terminate and such shares shall be cancelled, or (ii) promptly honor its obligation to so deliver to the Investor a certificate or certificates or credit the balance account of the Investor or the Investor’s designee with DTC representing such number of Ordinary Shares that would have been so delivered if the Company timely complied with its obligations hereunder and pay cash to the Investor in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of New Conversion Shares that the Company was required to deliver to the Investor by the Required Delivery Date multiplied by (B) the lowest Closing Sale Price (as defined in the New Notes) of the Ordinary Shares on any Trading Day during the period commencing on the date of the delivery by the Investor to the Company of the applicable New Conversion Shares and ending on the date of such delivery and payment under this clause (ii). Nothing shall limit the Investor’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Ordinary Shares (or to electronically deliver such Ordinary Shares) as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, with respect to any given Delivery Failure, this Section 4(e) shall not apply to the Investor the extent the Company has already paid such amounts in full to the Investor with respect to such Delivery Failure, pursuant to the analogous sections of the New Notes then held by the Investor.

(f) FAST Compliance. While any New Notes remain outstanding, the Company shall maintain a transfer agent that participates in FAST.

(g) Holding Period. For the purposes of Rule 144, the Company acknowledges that, in reliance upon the representations of the Investor, the holding period of the New Notes (and the New Conversion Shares issuable upon conversion of the New Notes, as applicable) may be tacked onto the holding period of the Existing Notes the Company agrees not to take a position contrary to this Section 4(g). The Company acknowledges and agrees that (assuming the Investor is not an affiliate of the Company) (i) the New Notes (or the New Conversion Shares issuable upon conversion of the New Notes, as applicable) will be eligible to be resold pursuant to Rule 144 without restriction, to the extent that six months has elapsed from the date of issuance of the Existing Notes exchanged for such New Notes, (ii) the Company is not aware of any event reasonably likely to occur that would reasonably be expected to result in the New Notes (or the New Conversion Shares issuable upon conversion of the New Notes, as applicable) becoming ineligible to be resold by the Investor pursuant to Rule 144 and (iii) in connection with any resale of the New Notes (or the New Conversion Shares issuable upon conversion of the New Notes, as applicable) pursuant to Rule 144, the Investor shall solely be required to provide reasonable assurances that such applicable New Notes (or the New Conversion Shares issuable upon conversion of the New Notes, as applicable) are eligible for resale, assignment or transfer under Rule 144, which shall not include an opinion of Investor’s counsel. The Company shall be responsible for any transfer agent fees or DTC fees or legal fees of the Company’s counsel with respect to the removal of legends, if any.

5. INDEMNIFICATION

(a) In consideration of the Investor’s execution and delivery of the Exchange Documents to which it is a party and acquiring the New Securities thereunder and in addition to all of the Company’s other obligations under the Exchange Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and each affiliate of the Investor that holds any New Securities and all of their shareholder, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in any of the Exchange Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in any of the Exchange Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of any of the Exchange Documents, or (ii) the status of the Investor or Investor of the New Securities as the Investor of securities of the Company pursuant to the transactions contemplated by the Exchange Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b) Promptly after receipt by an Indemnitee under this Section 5 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if an Indemnified Liability in respect thereof is to be made against the Company under this Section 5, deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the Company, if, in the reasonable opinion of counsel retained by the Company, the representation by such counsel of the Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. In the case of an Indemnitee, legal counsel referred to in the immediately preceding sentence shall be selected by the Investor. The Indemnitee shall cooperate fully with the Company in connection with any negotiation or defense of any such Indemnified Liability by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such Indemnified Liability. The Company shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liability. Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 8.12, except to the extent that the Company is prejudiced in its ability to defend such action.

(c) The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(d) The indemnification required by this Section 5 shall be in addition to (i) any cause of action or similar right of the Indemnitee against the Company or others, and (ii) any liabilities the Company may be subject to pursuant to the law.

6. RESERVATION OF SHARES

(a) Reservation. Until such date on which no New Notes or Existing Notes remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the maximum number of Ordinary Shares issuable upon conversion of all the New Notes then outstanding (assuming for purposes hereof that (w) all Existing Notes have been acquired by the Investor and exchanged into New Notes, (x) the New Notes are convertible at the Conversion Price (as defined in the New Notes) then in effect, (y) interest on the New Notes shall accrue through the second anniversary of the date hereof and will be converted into Ordinary Shares at a conversion price equal to Conversion Price then in effect and (z) any such conversion shall not take into account any limitations on the conversion of the New Notes set forth in the New Notes) (collectively, the “Required Reserve Amount”); provided that at no time shall the number of Ordinary Shares reserved pursuant to this Section 6 be reduced other than proportionally in connection with any conversion, exercise, and/or redemption, as applicable of the New Notes or (y) after the date no Existing Notes remain outstanding, to the extent any New Notes otherwise issuable hereunder were not issued. If at any time the number of Ordinary Shares authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company’s obligations pursuant to the Exchange Documents, in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount. On or prior to the date hereof, both the Company and its transfer agent shall execute and deliver to the Investor the irrevocable transfer agent instructions in the form attached hereto as Exhibit B.

(b) Insufficient Authorized Shares. If, notwithstanding Section 6(a), and not in limitation thereof, at any time while the Existing Notes or the New Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve Ordinary Shares for conversion of New Notes by the Investor in an amount equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for such New Notes. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholder for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. In the event that the Company is prohibited from issuing Ordinary Shares upon any exchange due to the failure by the Company to have sufficient Ordinary Shares available out of the authorized but unissued Ordinary Shares (such unavailable number of Ordinary Shares, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Investor, the Company shall pay cash in exchange for the redemption of such portion of the New Notes convertible into such Authorization Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date the Investor delivers the applicable Conversion Notice (as defined in the New Notes) with respect to such Authorization Failure Shares to the Company and ending on the date of such issuance and payment under this Section 6(b) and (ii) to the extent the Investor purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Investor of Authorization Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Investor incurred in connection therewith. Nothing contained in Section 6(a) or this Section 6(b) shall limit any obligations of the Company under any other provision hereunder or in the New Notes or the Existing Notes.

7. MISCELLANEOUS.

(a) No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with the Exchanges, including, without limitation any commission or other remuneration, paid or given directly or indirectly for soliciting any of the Exchanges.

(b) Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party.

(c) No Oral Modification. This Agreement may only be amended in writing signed by the Company and by the Investor. All waivers relating to any provision of this Agreement must be in writing and signed by the waiving party.

(d) Fees. The Company shall reimburse Kelley Drye & Warren LLP (counsel to the Investor) in an aggregate non-accountable amount of $125,000 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of the Exchange Documents. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, Depository Trust Company (“DTC”) fees relating to or arising out of the transactions contemplated hereby.

(e) No Net Short Position. The Investor hereby agrees solely with the Company, for so long as the Investor owns any New Notes, the Investor shall not maintain a Net Short Position (as defined below). For purposes hereof, a “Net Short Position” by a person means a position whereby such person has executed one or more sales of Ordinary Shares that is marked as a short sale (but not including any sale marked “short exempt”) and that is executed at a time when the Investor has no equivalent offsetting long position in the Ordinary Shares (or is deemed to have a long position hereunder or otherwise in accordance with Regulation SHO of the 1934 Act); provided, that, for purposes of such calculations, any short sales either (x) consummated at a price greater than or equal to (A) the Conversion Price, (y) that is a result of a bona-fide trading error on behalf of the Investor (or its affiliates) or (z) that would otherwise be marked as a “long” sale, but for the occurrence of a Conversion Failure (as defined in the New Notes), an Equity Conditions Failure (as defined in the New Notes) and/or any other breach by the Company (or its affiliates or agents, including, without limitation, the Transfer Agent (as defined below)) of any Exchange Document, in each case, shall be excluded from such calculations. For purposes of determining whether the Investor has an equivalent offsetting “long” position in the Ordinary Shares, (A) all Ordinary Shares that are owned by the Investor shall be deemed held “long” by the Investor, (B) all Ordinary Shares that would be issuable upon conversion or exercise in full of all New Securities issuable to the Investor or then held by the Investor, as applicable (assuming that such New Securities were then fully convertible or exercisable, notwithstanding any provisions to the contrary, and giving effect to any conversion or exercise price adjustments that would take effect given only the passage of time) shall be deemed to be held long by the Investor, and (C) at any other time the Company is required (or has elected (or is deemed to have elected)) to issue Ordinary Shares to the Investor pursuant to the terms of the New Notes, any Ordinary Shares issued or issuable to the Investor (or its designee, if applicable) in connection therewith shall be deemed held “long” by the Investor from and after the date that is one (1) Trading Day prior to the deadline for delivery of such Ordinary Shares to the Investor, as set forth in the New Notes, until such time as the Investor shall no longer beneficially own such Ordinary Shares.

(f) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby appoints the Person set forth on Schedule 7(e) attached hereto, as its agent for service of process in Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. The choice of the laws of the State of Delaware as the governing law of this Agreement is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the State of Israel, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the State of Israel. The Company or any of their respective properties, assets or revenues does not have any right of immunity under State of Israel or Delaware law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any State of Israel, Delaware or United States federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement; and, to the extent that the Company, or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Company hereby waives such right to the extent permitted by law and hereby consents to such relief and enforcement as provided in this Agreement and the other Exchange Documents.

(g) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Remedies. The Investor and each affiliate of the Investor that holds any New Securities shall have all rights and remedies set forth in the Exchange Documents and all rights and remedies which the Investor has been granted at any time under any other agreement or contract and all of the rights which the Investor has under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under any of the Exchange Documents, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving damages and without posting a bond or other security.

(i) Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Exchange Documents, whenever the Investor exercises a right, election, demand or option under an Exchange Document and the Company does not timely perform its related obligations within the periods therein provided, then the Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(j) Payment Set Aside. To the extent that the Company makes a payment or payments to the Investor hereunder or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement and the other Exchange Documents are in United States Dollars (“US Dollars”), and all amounts owing under this Agreement and all other Exchange Documents shall be paid in US Dollars. All amounts denominated in other currencies shall be converted in the US Dollar equivalent amount in accordance with the Dollar Exchange Rate on the date of calculation. “Dollar Exchange Rate” means, in relation to any amount of currency to be converted into US Dollars pursuant to this Agreement, the US Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

(k) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(l) Survival. The representations, warranties, agreements and covenants in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

(m) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(n) Severability; Usury. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to attempt to agree on a modification of this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything to the contrary contained in this Agreement or any other Exchange Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Company, or payable to or received by the Investor, under the Exchange Documents, including without limitation, any amounts that would be characterized as “interest” under applicable law, exceed amounts permitted under any such applicable law. Accordingly, if any obligation to pay, payment made to the Investor, or collection by the Investor pursuant the Exchange Documents is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of the Investor and the Company and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of the Investor, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to the Investor under the Exchange Documents. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by the Investor under any of the Exchange Documents or related thereto are held to be within the meaning of “interest” or another applicable term to otherwise be violative of applicable law, such amounts shall be pro-rated over the period of time to which they relate.

(o) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(p) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(q) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(r) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(s) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be (x) if to the Company, at the address set forth on its signature page attached hereto or (y) if to the Investor, at the address set forth on its signature page attached hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(t) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(u) Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Exchange Agreement to be duly executed as of the date first written above.

COMPANY:

HUB CYBER SECURITY LTD

By:	/s/ Noah Hershkoviz	/s/ Lior Davidsohn
Name:	Noah Hershkoviz	Lior Davidsohn
Title:	CEO	Interim CFO

Address:	2 Kaplan St., Tel-Aviv

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Exchange Agreement to be duly executed as of the date first written above.

INVESTOR:

Seven Knots, LLC

By:	/s/ Marissa Welner
Name:	Marissa Welner
Title:	Manager

Aggregate Amount Outstanding under any Acquired Notes held by Investor as of the date hereof (if any):

$3,747,845

Aggregate Principal Amount of New Notes to be Issued in Exchange for such Initial Acquired Notes (if any)

$3,747,845

SCHEDULE I

Existing Notes and Exchange Rates

Acquired Notes and New Notes

Gottdiener Notes

Issuance Date	Acquired Note Amount being exchanged (principal plus accrued interest) as of the date hereof (1)		Aggregate Principal of New Notes to be issued in exchange for Acquired Notes
March 12, 2024	$174,519.00		$290,364.12	**
April 30, 2025	$1,920,791.00	(2)	$1,920,791.00
April 3, 2024	$5,825,872.00		$8,193,065.97	**
April 30, 2025	$2,483,478.00	(3)	$2,483,478.00
April 30, 2025	$1,235,556.00	(4)	$1,235,556.00
June 26, 2024	$1,031,944.00		$1,716,944.91	**
August 20, 2025	$1,500,000.00	(5)	$1,500,000.00
Total	$14,172,160.00		$17,340,200.00

(1)	After giving effect to any prior conversions and interest accrued to date.

(2)	Pursuant to the terms of the Fourth Amendment to the Gottdiener Securities Purchase Agreement, Gottdiener had the right to convert, in whole or in part, the notes issued to Gottdiener by the Company (the “Original Gottdiener Notes”) and, to the extent Gottdiener was unable to timely sell the Ordinary Shares underlying such Original Gottdiener Notes, to receive a new note reflecting the lost principal and interest with respect thereto (each a “Note Reversion”). This amount reflects a Note Reversion to Gottdiender with respect to an Original Gottdiender Note dated March 12, 2024.

(3)	Reflects a Note Reversion to Gottdiender with respect to an Original Gottdiener Note dated April 3, 2024.

(4)	Reflects a Note Reversion to Gottdiender with respect to an Original Gottdiener Note dated November 4, 2024.

(5)	Reflects a note issued to Seven Knots LLC in connection with the note purchase agreement, dated August 20, 2025, between Seven Knots LLC and Gottdiener.

**	Includes 20% original issue discount calculated based upon the total aggregate outstanding Gottdiener Notes and allocated among the designated Acquired Notes.

AGP Notes

Issuance Date	Existing Note Amount (principal plus accrued interest) as of the date hereof	Aggregate Principal of New Notes to be issued in exchange for Acquired Notes (after applying 20% OID)
November 22, 2024	$2,247,845	$2,500,000